Exhibit 99.1

UNITED INSURANCE HOLDINGS CORP. APPOINTS INDUSTRY VETERAN

JOSEPH R. PEISO AS CHIEF FINANCIAL OFFICER

ST. PETERSBURG, Fla., December 21, 2009: United Insurance Holdings Corp. (OTCBB: UIHC; UIHCW; UIHCU) (“United” or “the Company”), a property and casualty insurance holding company, today announced the appointment of Joseph R. Peiso as the Company’s Chief Financial Officer (“CFO”), effective January 19, 2010.

As CFO, Mr. Peiso will be responsible for United’s financial planning and control, financial reporting and general corporate finance activities. Mr. Peiso brings 25 years of experience in the property casualty insurance industry to his role at United. Mr. Peiso holds a B.S. in Accounting from the University of Florida, and is a Certified Public Accountant in Florida as well as a Chartered Property Casualty Underwriter.

“We are very pleased to welcome Joe to United,” Don Cronin, Chief Executive Officer of United said, “and we expect that his leadership and financial acumen will add increasing depth and diverse skills to our corporate finance team. Joe’s expertise in the property and casualty insurance industry, his contacts throughout the state of Florida, and his regulatory expertise will be valuable assets. I’m confident that he will help us maintain a stringent focus on financial strength for our policyholders, as well as maximizing shareholder value.”

While United sought to identify and appoint a new candidate, the Company’s finance and accounting team has been performing the day-to-day operational duties of the CFO under the leadership of Mr. Cronin, who had been appointed as the Company’s interim principal financial officer. Mr. Cronin added “As we welcome Joe to the United team, we would also like to thank the entire financial team for their efforts while we searched for a candidate.”

Most recently, Mr. Peiso served as a consultant to the insurance industry. As Managing Member of Sarasota Bay Insurance Managers, LLC, based in Sarasota, Florida, he primarily offered his expertise in regulatory oversight, company formation, mergers and acquisitions, dispute resolution, and financial review. In his role as consultant, he worked directly with Florida Office of Insurance Regulation representatives to assist Florida domestic insurance companies placed under administrative supervision. In addition, he conducted financial analysis and financial modeling related to formations of insurance companies and mergers involving insurance companies, assisted with the preparation of compliance documentation packages, prepared financial projections, and conducted financial modeling and cash flow analysis for various insurance companies.

After accepting the position, Mr. Peiso said, “I am excited to be joining the excellent management team at United. I look forward to working with Don, the Board, and the financial team as we continue to focus on creating value for United’s shareholders.”

United Insurance Holdings Corp.	Page 2
December 21, 2009

About United Insurance Holdings Corp.

Founded in 1999, United Property & Casualty Insurance Company, a subsidiary of United Insurance Holdings Corp., primarily underwrites homeowners insurance in Florida. From its headquarters in St. Petersburg, United’s team of dedicated employees manages a completely integrated insurance company, including sales, underwriting, customer service and claims. The Company distributes its homeowners, dwelling/fire and flood products through many agency groups and conducts business through four wholly-owned subsidiaries. Homeowners insurance constitutes the majority of United’s premiums and policies.

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CONTACT:	-OR-	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group Inc.
Don Cronin		Adam Prior
Chief Executive Officer		Vice President
(727) 895-7737 / dcronin@upcic.com		(212) 836-9606 / aprior@equityny.com

John Rohloff
SEC Reporting Manager
(727) 895-7737 / jrohloff@upcic.com